EXHIBIT 99.2

Republic Bancorp, Inc. Segment Data for the Three Months Ending March 31, 2005 and 2004

Republic’s reportable segments are determined by the type of products and services offered, distinguished between banking operations, mortgage banking operations, Tax Refund Solutions and deferred deposits.  Loans, investments and deposits provide the majority of revenue from banking operations; servicing fees and loan sales provide the majority of revenue from mortgage banking operations; Refund Anticipation Loan fees and Electronic Refund Check fees provide the majority of the revenue from tax refund services; and fees for providing deferred deposits represent the primary revenue source for the deferred deposit segment.  All four reportable segments are domestic.

The accounting policies used for Republic’s reportable segments are the same as those described in the summary of significant accounting policies thereto-included in Republic’s annual report on Form 10-K for the year ended December 31, 2004. Income taxes are allocated based on income before income tax expense.  Transactions among reportable segments are made at fair value.

Republic Bancorp, Inc. Segment Data for the Three Months ended March 31, 2005 and 2004 follows:

	Three Months Ended March 31, 2005
(in thousands)	Banking	Tax Refund Services	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$17,955	$8,437	$103	$3,092	$29,587
Provision for loan losses	29	1,561	—	230	1,820
Electronic Refund Check fees	—	4,995	—	—	4,995
Mortgage banking income	—	—	626	—	626
Other revenue	4,865	43	(184)	10	4,734
Income tax expense	2,658	3,436	116	808	7,018
Net income	5,043	6,521	221	1,533	13,318
Segment assets	2,590,507	5,492	11,103	48,184	2,655,286

	Three Months Ended March 31, 2004
(in thousands)	Banking	Tax Refund Services	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$16,778	$8,409	$75	$2,511	$27,773
Provision for loan losses	(291)	2,500	—	(160)	2,049
Electronic Refund Check Fees	—	4,406	—	—	4,406
Mortgage banking income	—	—	678	—	678
Other revenue	4,290	11	(262)	9	4,048
Income tax expense	1,892	3,078	85	769	5,824
Net income	3,590	5,843	162	1,460	11,055
Segment assets	2,143,203	12,407	16,515	31,589	2,203,714

For further information, refer to the consolidated financial statements and footnotes thereto-included in Republic’s annual report on Form 10-K for the year ended December 31, 2004.